Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement

CHINA UNICOM LIMITED

(Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of Feburary 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of February 2004.

Operational Statistics for the month of February 2004 and the comparative figures for the previous month are as follows:-

		February 2004	January 2004
1.	CELLULAR BUSINESS (Note 3):
	Aggregated Number of GSM Cellular Service Subscribers	74.513 million	73.552 million
	— Post-paid Subscribers	39.814 million	39.699 million
	— Pre-paid Subscribers	34.699 million	33.853 million
	Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	1.943 million	0.982 million
	— Post-paid Subscribers	0.251 million	0.136 million
	— Pre-paid Subscribers	1.692 million	0.846 million
	Aggregated Number of CDMA Cellular Service Subscribers	20.877 million	20.073 million
	— Post-paid Subscribers	19.675 million	19.001 million
	— Pre-paid Subscribers (Note 4)	1.202 million	1.072 million
	Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	1.932 million	1.127 million
	— Post-paid Subscribers	1.695 million	1.020 million
	— Pre-paid Subscribers (Note 4)	0.237 million	0.107 million
2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	1.4208 billion	0.6731 billion
	— Domestic Long Distance	1.4016 billion	0.6644 billion
	— International, Hong Kong, Macau & Taiwan Long-Distance	0.0192 billion	0.0087 billion
	Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	1.8807 billion	0.9573 billion
	— Domestic Long Distance	1.8611 billion	0.9470 billion
	— International, Hong Kong, Macau & Taiwan Long-Distance	0.0196 billion	0.0103 billion
3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	12.717 million	12.536 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of January 2004 and February 2004 are aggregated data reported at 24:00 on 31 January 2004 and 29 February 2004 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of February 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 29 February 2004 respectively.

3.                       Additional information for Cellular Services:

Operational Statistics for Cellular Services for February 2004 and its comparative figures for January 2004 are analysed by the original listed service areas (annotation (a)) and the newly acquired service areas (annotation (b)) as follows:

	February 2004		January 2004
	Original Listed Service Areas	Newly Acquired Service Areas	Original Listed Service Areas	Newly Acquired Service Areas

GSM Cellular Services
Aggregated Number of Subscribers	65.602 million	8.911 million	64.801 million	8.751 million
Aggregated Net Addition in 2004 of Subscribers	1.679 million	0.264 million	0.878 million	0.104 million

CDMA Cellular Services
Aggregated Number of Subscribers	18.627 million	2.250 million	17.891 million	2.182 million
Aggregated Net Addition in 2004 of Subscribers	1.718 million	0.214 million	0.981 million	0.146 million

Annotations:

(a)                  The Original Listed Service Areas mean the twenty-one provinces, cities and autonomous regions in the PRC for which cellular services are provided by the Company, including Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei, Hubei, Beijing, Shanghai, Tianjin Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi, Sichuan, Chongqing, Guangxi Zhuang and Xinjiang Uygur.

(b)                 The Newly Acquired Service Areas mean the nine provinces, cities and autonomous regions in the PRC of which the cellular services had been acquired by the Company from China Unicom (BVI) limited on 31 December 2003, including Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Xizang.

4.                       CDMA prepaid service has already been launched in 22 provinces, cities and autonomous regions, including Beijing, Tianjin, Hebei, Shanxi, Inner Mongolia, Shanghai, Jilin, Heilongjiang, Anhui, Jiangxi, Shandong, Henan, Hubei, Hunan, Guangdong, Guangxi, Hainan, Yunnan, Chongqing, Sichuan, Shaanxi and Xinjiang.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of January and February 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 18 March 2004